Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2010 Results

PITTSBURGH, PA – February 2, 2011 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter Results:

Revenues for the quarter were $20.3 million and represented a 30.2% increase over the corresponding quarter last year and a 7.5% sequential improvement over third quarter 2010 results. Gross margins in the 2010 quarter totaled 19.7% compared to 19.2% for the 2009 quarter. Consolidated net income for the fourth quarter 2010 totaled $304,000 or $0.08 per diluted share, compared to $219,000, or $0.06 per diluted share, in the same period last year. These results were $0.03 better than third quarter 2010.

Demand for our IT staffing services remained solid during the fourth quarter when considering the normal year-end industry trends. Market conditions in healthcare continue to show some signs of stabilization and we were able to achieve sequential revenue growth for the second consecutive quarter.

Full Year Results:

Revenue for the year totaled $71.8 million, compared to $71.1 million in 2009. Gross margins for the full year 2010 were 19.6% compared to 18.9% in 2009. Consolidated net income for 2010 totaled $663,000 or $0.18 per diluted share, compared to $1.4 million or $0.38 per diluted share in 2009.

During 2010 we grew our billable IT consultant-base by over 20%, increased our gross margins and achieved year-over-year revenue growth for the first time since 2006. Additionally, we expanded our service offerings, made critical investments in our sales and recruitment organizations and enhanced our operational processes and accountability metrics.

Thomas Moran, Chief Executive Officer of Mastech stated, “We are pleased with the results that we delivered for the quarter and the progress that we made during 2010 to strengthen our organization for future growth. During the quarter, we again grew our business in terms of revenues and earnings per share on both a year-over-year and sequential basis.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong with $6.3 million of cash on hand, no outstanding debt and access to $8.1 million of credit under our existing revolving credit facility. We believe that we are in an excellent financial position to capitalize on value creation opportunities, as evidenced by our recently announced share buyback program.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on February 2, 2011 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 9, 2011.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2009.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,334	$7,113
Accounts receivable, net	9,721	7,232
Prepaid and other current assets	1,395	401
Deferred income taxes	177	312

Total current assets	17,627	15,058

Equipment, enterprise software and leasehold improvements, net	185	160

Goodwill and intangible assets, net	498	—

Investment in unconsolidated affiliate	5	5

Deferred income taxes	82	87

Total assets	$18,397	$15,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,695	$1,653
Accrued payroll and related costs	3,023	2,179
Deferred revenue and other liabilities	331	226

Total current liabilities	6,049	4,058

Total liabilities	6,049	4,058

Shareholders’ equity:
Common stock, par value $0.01 per share	37	36
Additional paid-in capital	9,962	9,530
Retained earnings	2,349	1,686

Total shareholders’ equity	12,348	11,252

Total liabilities and shareholders’ equity	$18,397	$15,310

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Revenues	$20,282	$15,580	$71,788	$71,062
Cost of revenues	16,290	12,582	57,718	57,635

Gross profit	3,992	2,998	14,070	13,427
Selling, general and administrative	3,559	2,690	13,006	11,106

Income from operations	433	308	1,064	2,321
Other income/(expense), net	(8)	(11)	(26)	(49)

Income before income taxes	425	297	1,038	2,272
Income tax expense	121	78	375	875

Net income	$304	$219	$663	$1,397

Earnings per share:
Basic	$0.08	$0.06	$0.18	$0.39

Diluted	$0.08	$0.06	$0.18	$0.38

Weighted average common shares outstanding:
Basic	3,691	3,613	3,673	3,608

Diluted	3,758	3,763	3,746	3,706